EXHIBIT 99.1
FOR IMMEDIATE RELEASE
                 MDI TECHNOLOGIES BEGINS TRADING ON US EXCHANGE
St. Louis, Missouri - February 6, 2004. MDI Technologies, Inc. has announced that they have completed all filings necessary for trading on the OTC BB market in the United States. The Company is also participating with Standard and Poor's Investor Relations Distribution Network to raise the visibility of the Company in the investment community.
"We are excited to see MDI's stock traded on a US exchange," said Todd A. Spence, President and CEO. "We are a US company with a US story and while our trading in Canada has proven beneficial to the company and its shareholders our intention is to expand our public market throughout the United States," Spence continued.
About MDI Technologies, Inc.
MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet. In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its product offerings via the Internet from one central location, providing significant cost savings for both MDI and its customers. MDI shares are traded under the name of MDI Technologies, Inc. on the TSX under the symbol MDD.U. MDI shares are also traded in the US on the OTCBB under the symbol MDTI.
This News Release may contain certain statements related to revenues, expenses, development plans and similar items that represent forward-looking statements. Such statements are based on assumptions and estimates related to future economic and market conditions. The assumptions are reviewed regularly by management, however, they involve risks and uncertainties including, without limitation, changes in markets and competition, technological and competitive developments, and potential downturns in economic conditions generally, that could cause actual results to differ materially from those contemplated in the forward-looking statements.
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